877 North 8th West, Riverton, WY  82501   (307) 856-9271, Fx:  (307) 857-3050  www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. COMPLETES SALE OF INTEREST IN SUTTER GOLD MINING INC. TO RMB RESOURCES LTD.

RIVERTON, Wyoming – August 22, 2008 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), today announced that it has completed the sale of an aggregate of 39,062,720 common shares (the “Purchased Shares”) of Sutter Gold Mining Inc. (TSX-V:  SGM) (“SGMI”) representing approximately 49.9% of the outstanding common shares of SGMI to RMB Resources Ltd. (“RMB”), as trustee for the Telluride Investment Trust, for an aggregate purchase price of approximately Cdn. $5.4 million, or Cdn $0.138/share in accordance with the terms of a share purchase agreement (the “Purchase Agreement”) previously announced on June 13, 2008. Under the terms of the agreement, USE retained an equity position of approximately 3,550,361 shares and a Net Profits Royalty on the project.

In conjunction with the closing of the sale of the shares by USE to RMB, USE also participated in a non-brokered private placement by SGMI with the purchase of approximately 4,545,455 units at Cdn. $0.11 per unit for total cash consideration of Cdn. $500,000.  USE also received 24-month warrants to purchase an additional 2,272,728 common shares of SGMI at a price of $0.15 per share as part of the private placement.  All securities issued under the private placement will be subject to a four-month hold period.

Upon completion of both transactions USE will own approximately 8,095,816 shares of SGMI.  USE also has retained a 5% Net Profits Royalty on the project, which will be reduced to a 1% Net Profits Royalty on the project after USE receives an additional US $4.6 million from production.

“With the sale of our controlling equity position in SGMI we continue to successfully execute our strategy to monetize non-core assets to support investment in other areas of our business,” stated Mark Larsen, President of U.S. Energy Corp.  “In this instance, however, we have chosen to enhance our residual equity position by making an additional investment in SGMI’s private placement so we can participate to a greater extent in any future upside potential,” he added.

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Press Release
August 22, 2008

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, gold, and real estate.  While the Company primarily invests in the natural resource sector, it is also broadening its business interests to include cash flow generating investments driven by surging growth created by energy and mining activity in the intermountain west region of the United States.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.  For more information on U.S. Energy Corp., visit its website at http://www.usnrg.com.

About RMB

RMB is a wholly owned unit of the Rand Merchant Bank division of FirstRand Bank.  The registered office of RMB is Level 13, 60 Castlereagh Street, Sydney, NSW, Australia.

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Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271